This Joint Filing Agreement confirms the agreement by and among the undersigned that the Schedule 13G is filed on behalf of each of the reporting person(s) identified below.



     Legg Mason Capital Management, Inc.


     By:___/s/ Nicholas C. Milano_________________________
        Nicholas C. Milano, Chief Compliance Officer




     Legg Mason Special Investment Trust, Inc.


     By:___/s/ Gregory T. Merz________________________________
        Gregory T. Merz, Vice President